Exhibit 15





                    CONSOLIDATED INCOME TAX SHARING AGREEMENT


         AGREEMENT dated May 17, 1996 between Security Capital Corporation, a Delaware corporation (the "Company"), P.D. Holdings, Inc., a Delaware corporation ("Holdings"), and Possible Dreams, Ltd., a Delaware corporation ("PDL").

         WHEREAS, as of the date of this Agreement, the Company directly owns more than 80% of the outstanding shares of stock of Holdings, and Holdings directly owns more than 80% of the outstanding shares of stock of PDL, and

         WHEREAS, each directly or indirectly owned subsidiary of the Company that is or that becomes eligible as an "includible corporation" to join in the consolidated federal income tax return of the Company under Section 1501 of the Internal Revenue Code of 1986 (the "Code"), as amended, by virtue of being a Member of an "affiliated group" (the "Group") of which the Company is the "common parent," as those terms are defined in Section 1504 of the Code, consents or may consent to the filing of such a return, and

         WHEREAS, the Company expects to file consolidated federal income tax returns with such subsidiaries for each period of time during which such subsidiaries have so consented, and

         WHEREAS, the parties to this Agreement desire to provide for the proper allocation of the consolidated federal income tax liability of the Group among themselves, and to provide for the amount and time of payments with respect to such allocated liabilities, and to provide for the proper allocation and payment among the parties to this Agreement for the federal tax benefits derived from their losses, credits, and deductions which reduce the consolidated federal income tax liability of the group.

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         1. Authorization to Allocate. For each taxable year in which a subsidiary is included in a consolidated federal income tax return with the Company, the Company is authorized to determine both the consolidated federal income tax liability of the Group, the separate return federal tax liability of each Participating Member of the Group (computed in accordance with Treas. Reg. ss. 1.1552-1(a)(2)(ii)), the allocation of additional amounts to Participating Members as calculated by the Company under the provisions of paragraph 2(2), and the allocation of the consolidated federal income tax liability of the Group among the Participating Members of the Group. The term "Participating Member" means the Company and each of its directly or indirectly owned subsidiaries, i.e., subsidiaries in which the Company has or had, during any part of the Group taxable year, direct or indirect ownership of a controlling interest, including, but not limited to, the corporations which are initial signatories to this Agreement.

         2.       Method of Allocation.

         (1) The consolidated federal tax liability shall be allocated to each Participating Member of the Group on the basis of the percentage of the consolidated federal tax liability which the separate return federal tax liability of such Participating Member (computed in accordance with Treas. Reg. ss. 1.1552-1(a)(2)(ii)), bears to the total amount of the separate return federal tax liabilities for all Participating Members so computed;

         (2) An additional amount shall be allocated to each Participating Member (computed in accordance with Treas. Reg. ss.1.1502-33(d)(3) equal to one-hundred percent (100%) of the


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

excess,   if  any,  of  the  separate  return  federal  tax  liability  of  such
Participating Member (computed in accordance with Treas. Reg. ss.1.1552-1(a)(2)(ii)) over the amount of federal tax liability allocated to such Participating Member as determined under subparagraph (1);

         (3) The total of any additional amounts allocated under subparagraph
(2) shall be credited to the earnings and profits of those Participating Members with federal tax benefits to which such total is attributable in accordance with Treas. Reg. ss.1502-33(d)(3); and

         (4) If the Group is subject to a consolidated alternative minimum tax, then, for purposes of allocating such tax liability, separate computations of such tax shall be made, and the consolidated alternative minimum tax shall be allocated to each Participating Member of the Group in accordance with the terms of paragraph 2(1), (2) and (3) above.

          3. Tentative Allocations. The Company shall make tentative allocations of consolidated federal income tax liability in accordance with the principles set forth in paragraph 2 for each period in which it is required to make an estimated federal income tax payment. On each date on which an estimated tax payment becomes due (the "Quarterly Payment Date"), each Participating Member of the Group shall pay to the Company an amount equal to the share of consolidated federal income tax liability tentatively allocated to it for the period (including any additional amount allocated to a Participating Member of the Group under Paragraph 2(2)) and the Company shall pay to each Participating Member an amount equal to any federal tax benefit tentatively allocated to that Participating Member for the period.

          4. Final  Allocations, Payments and Credits.

(1) At the close of each taxable year, the Company shall determine both the final federal income tax liability (including any additional amount allocated to a Participating Member



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

of the Group under Paragraph 2(2)) or final federal tax benefit for each Participating Member of the Group in accordance with the provisions of paragraph
2. The amount of any liability determined under the preceding sentence shall be:
(a) reduced by any payments made by the Participating Member to the Company under paragraph 3, and (b) increased by any payments made by the Company to the Participating Member under such paragraph. The amount of any federal tax benefit shall be: (a) increased by any payments made by the Participating Member to the Company under paragraph 3, and (b) reduced by any payments made by the Company to the Participating Member under such paragraph.

         (2) If the net amount, as determined in paragraph 4(1) above, reflects a federal net income tax liability of the Participating Member, such Participating Member shall pay such amount to the Company on or before the date on which the Company files the consolidated federal income tax return for the Group. If the net amount, as determined above, reflects a net federal tax benefit of the Participating Member, the Company shall pay such amount to such Participating Member at the time set forth in paragraph 6.

         (3) Payments made under paragraphs 3 and 4 shall not be treated as a distribution with respect to the stock of the Participating Member making the payment nor as a contribution to the capital of any other Participating Member.


          5. Adjustments. If adjustments are made to a consolidated federal income tax return in which the Company and any directly or indirectly owned subsidiary of the Company are included that results in a final deficiency or overpayment which would have required a larger or smaller payment by a Participating Member of the Group to the Company under paragraph 4, or the granting of a larger or smaller federal tax benefit by the Company to a Participating Member


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

under paragraph 4, if made on the original return in accordance with the method of allocation described in paragraph 2, the Company shall pay to the Participating Member or the Participating Member shall pay to the Company, as the case may be, an appropriate amount to reflect the overpayment or deficiency. Any amount due to the Company in respect of a deficiency shall be due on each date on which a payment is made by the Company to the Internal Revenue Service in respect of such deficiency, and any amount due to a Participating Member in respect of any overpayment shall be due on the date on which the Company receives a refund in respect of such overpayment. If an overpayment results in a reduction of a federal income tax payment rather than a refund, then such amount shall be deemed due on the date on which such overpayment is applied. If the Company pays any interest or penalties in connection with a deficiency, then any amount due to the Company with respect to such deficiency shall include the Participating Member's allocable share of such interest and penalties. If the Company receives any interest in connection with an overpayment, then any amount due to a Participating Member shall include the Participating Member's allocable share of such interest.

          6. Treatment of Federal Tax Benefits. Any federal tax benefit due to a Participating Member under paragraph 4 shall become payable on the date on which the final allocations required under that paragraph are made, but only to the extent the federal tax benefits or overpayments giving rise to such federal tax benefit resulted in: (i) a reduction in the amount of consolidated federal income tax paid by the Company on or before such date, or (ii) a tax refund which was received by the Company on or before such date. Any remaining amount of federal tax benefit shall become payable on the date or dates on which the Company realizes a reduction in a consolidated federal income tax payment or receives a refund, which reduction or



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

refund is attributable in whole or in part to the federal tax benefits or overpayments which gave rise to such federal tax benefit.


          7. Late Payments. If any payment due to the Company from a Participating Member or any payment due to a Participating Member from the Company under the circumstances contemplated in this Agreement remains unpaid on the fifteenth day after the date indicated for payment in this Agreement, interest shall begin accruing on such fifteenth day on such unpaid amount at the prime interest rate (as announced from time to time by Nations Bank) as adjusted on each Quarterly Payment Date.


          8. State, Local and Foreign Returns. In the event the Company or any directly or indirectly owned subsidiary of the Company is required to or elects to file combined or consolidated state, local or foreign income tax returns with another member of the Group, the general principles of this Agreement shall be applicable to the amount and time of tax liability payments or credits.


          9. Future Subsidiaries. Upon the joint consent of the Company and any corporation that becomes a directly or indirectly owned subsidiary of the Company after the effective date of this Agreement, such corporation is to be bound by the terms and principles of this Agreement, and each party to this Agreement agrees to use its best efforts to effectuate such intention.


         10. Disputes. Any disputes with respect to the administration of this Agreement shall be resolved initially by the Chief Financial Officer of the Company subject to final confirmation by the Board of Directors of the Company.







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

         11. Effective Date. This Agreement shall be effective as of the date first above written.


         IN WITNESS WHEREOF, the parties hereto have this day executed this Agreement as follows:



                                          SECURITY CAPITAL CORPORATION

                                          By: /s/ Brian D. Fitzgerald
                                             --------------------------

Attest:

 /s/ Grace M. Santacqua
- ------------------------


                                           P.D. HOLDINGS, INC.

                                           By: /s/ Philip L. Fitting
                                              --------------------------



Attest:

 /s/ Douglas G. Gray
- ------------------------


                                           POSSIBLE DREAMS, LTD.

                                           By: /s/ Philip L. Fitting
                                              --------------------------

Attest:

 /s/ Douglas G. Gray
- -----------------------






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